Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-118684) pertaining to the 2003 Directors Stock Award Plan of Sequa Corporation (as amended January 25, 2007) of our report dated March 2, 2006, with respect to the consolidated financial statements and schedule of Sequa Corporation as of December 31, 2005 and for the two years in the period ended December 31, 2005 included in its Annual Report (Form 10-K) for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 25, 2007